[MTS LOGO]

           MTS Announces Financial Results for the Three and Six Month
                          Periods Ended June 30, 2009

Ra'anana, Israel -August 12, 2009 - MTS - Mer Telemanagement Solutions Ltd. (Nasdaq Capital Market: MTSL), a global provider of business support systems
(BSS) for comprehensive telecommunication management, telecommunications expense management (TEM) solutions and customer care & billing (CC&B) solutions, today announced its financial results for the three and six month periods ended June 30, 2009.

Revenues for the second quarter of 2009 were $2.9 million, compared with $2.4 million for the same quarter last year. The Company's operating loss was $394,000 in the second quarter of 2009 compared to an operating loss of $113,000 for the second quarter of 2008. Net loss for the second quarter was $414,000 or $0.05 per diluted share, compared with a net loss of $156,000 or $0.02 per diluted share in the second quarter of 2008. Revenues for the six month period ended June 30, 2009 were $5.7 million, compared with $4.8 million for the comparable period in 2008. Net loss for the six months ended June 30, 2009 was $678,000 or $0.08 per diluted share, compared with a net profit of $183,000 or $0.03 per diluted share in the comparable period in 2008. The results for the three and six month periods ended June 30, 2009 include the operations of the AnchorPoint business that was acquired in December 2008. The results for the six month periods ended June 30, 2008 include a capital gain of approximately $382,000 from the sale of our ownership interest in cVidya Networks Inc.

The Company ended the second quarter with approximately $1.8 million in cash and cash equivalents, including marketable securities.

"This quarter's results were negatively affected by the unstable market and economic environment as well as the impact of the integration of the AnchorPoint operations and the resulting higher amortization of intangible assets." said Mr. Lior Salansky, MTS President.
"We are committed to closely monitoring our operating expenses and reducing our overall costs in order to overcome the unstable economic environment" concluded Mr. Salansky.

About MTS

Mer Telemanagement Solutions Ltd. (MTS) is a worldwide provider of innovative solutions for comprehensive telecommunications expense management (TEM) used by enterprises, and for business support systems (BSS) used by information and telecommunication service providers.

Since 1984, MTS Telecommunications' expense management solutions have been used by thousands of enterprises and organizations to ensure that their telecommunication services are acquired, provisioned, and invoiced correctly. In addition, the MTS's Application Suite has provided customers with a unified view of telecommunication usage, proactive budget control, personal call management, employee cost awareness and more.

AnchorPoint TEM solutions that MTS acquired on December 2008 enable enterprises to gain visibility and control of strategic assets that drive key business processes and crucial competitive advantage. The AnchorPoint's software, consulting and managed services solutions -- including integrated Invoice, Asset, and Usage Management and Business Analytics tools -- provide professionals at every level of the organization with rapid access to concise, actionable data.

MTS's solutions for Information and Telecommunication Service Providers are used worldwide by wireless and wireline service providers for interconnect billing, partner revenue management and for charging and invoicing their customers. MTS has pre-configured solutions to support emerging carriers of focused solutions (e.g. IPTV, VoIP, WiMAX, MVNO) to rapidly install a full-featured and scaleable solution.

Headquartered in Israel, MTS markets its solutions through wholly owned subsidiaries in the United States, Hong Kong, The Netherlands, and Brazil, as well as through OEM partnerships with Siemens, Phillips, NEC and other vendors. MTS shares are traded on the NASDAQ Capital Market (symbol MTSL). For more information please visit the MTS web site: www.mtsint.com.

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, risks in product development plans and schedules, rapid technological change, changes and delays in product approval and introduction, customer acceptance of new products, the impact of competitive products and pricing, market acceptance, the lengthy sales cycle, proprietary rights of the Company and its competitors, risk of operations in Israel, government regulations, dependence on third parties to manufacture products, general economic conditions and other risk factors detailed in the Company's filings with the United States Securities and Exchange Commission.

Contacts:
Company:

Alon Mualem
CFO
Tel: +972-9-7777-540
Email: Alon.Mualem@mtsint.com

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands


                                                     June 30,     December 31,
                                                   ------------   ------------
                                                       2009           2008
                                                   ------------   ------------
    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                        $      1,585   $      2,009
  Restricted Marketable securities                          198            196
  Trade receivables, net                                  1,490          1,223
  Unbilled receivables                                       20            133
  Other accounts receivable and prepaid expenses            448            318
  Inventories                                                82            112
                                                   ------------   ------------

Total current assets                                      3,823          3,991
-----                                              ------------   ------------

LONG-TERM ASSETS:
  Severance pay fund                                        778            682
  Other investments                                          33              5
  Deferred income taxes                                      40             40
                                                   ------------   ------------

Total long-term assets                                      851            727
-----                                              ------------   ------------

PROPERTY AND EQUIPMENT, NET                                 256            227
                                                   ------------   ------------

OTHER ASSETS:
  Goodwill                                                3,479          3,479
  Other intangible assets, net                            2,006          2,198
                                                   ------------   ------------

Total other assets                                        5,485          5,677
-----                                              ------------   ------------

Total assets                                       $     10,415   $     10,622
-----                                              ============   ============

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                      June 30,    December 31,
                                                   ------------   ------------
                                                       2009           2008
                                                   ------------   ------------
     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short term bank credit                          $         45   $         45
   Trade payables                                           432            712
   Accrued expenses and other liabilities                 2,895          2,638
   Deferred revenues                                      2,697          2,323
                                                   ------------   ------------

Total current liabilities                                 6,069          5,718
-----                                              ------------   ------------

LONG-TERM LIABILITIES -
   Accrued severance pay                                  1,162          1,105
                                                   ------------   ------------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
   Share capital                                             26             26
   Additional paid-in capital                            19,456         19,410
   Treasury shares                                          (29)           (29)
   Accumulated other comprehensive income                     1            (16)

   Accumulated deficit                                  (16,270)       (15,592)
                                                   ------------   ------------

Total shareholders' equity                                3,184          3,799
-----                                              ------------   ------------

Total liabilities and shareholders' equity         $     10,415   $     10,622
-----                                              ============   ============

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                             Six months ended             Three months ended
                                                                  June 30,                      June 30,
                                                         --------------------------    --------------------------
                                                            2009           2008           2009            2008
                                                         -----------    -----------    -----------    -----------

Revenues:
  Product sales                                          $     2,741    $     2,918    $     1,442    $     1,391
  Services                                                     2,977          1,905          1,484          1,024
                                                         -----------    -----------    -----------    -----------

Total revenues                                                 5,718          4,823          2,926          2,415
                                                         -----------    -----------    -----------    -----------

Cost of revenues:
  Product sales                                                1,005            723            531            327
  Services                                                     1,003            333            538            203
                                                         -----------    -----------    -----------    -----------

Total cost of revenues                                         2,008          1,056          1,069            530
                                                                                                      -----------
                                                         -----------    -----------    -----------    -----------

Gross profit                                                   3,710          3,767          1,857          1,885
                                                         -----------    -----------    -----------    -----------

Operating expenses:
  Research and development, net of grants from the OCS         1,047          1,412            527            688
  Selling and marketing                                        1,517          1,016            740            482
  General and administrative                                   1,862          1,477            984            828
                                                         -----------    -----------    -----------    -----------

Total operating expenses                                       4,426          3,905          2,251          1,998
                                                                                                      -----------
                                                         -----------    -----------    -----------    -----------

Operating loss                                                  (716)          (138)          (394)          (113)
Financial income (expenses), net                                  38            (61)           (20)           (43)
Capital gain on sale of  investment                               --            382             --             --
                                                         -----------    -----------    -----------    -----------

Income (loss) before taxes on income                            (678)           183           (414)          (156)
Tax on income, net                                                --             --             --             --
                                                         -----------    -----------    -----------    -----------

Net income (loss)                                        $      (678)   $       183    $      (414)   $      (156)
                                                         ===========    ===========    ===========    ===========

Net Income (loss) per share:

Basic and diluted net income (loss) per Ordinary share   $     (0.08)   $      0.03    $     (0.05)   $     (0.02)
                                                         ===========    ===========    ===========    ===========

Weighted average number of Ordinary shares used in
   computing basic and diluted net loss per share          8,917,950      6,350,768      8,917,950      6,523,845
                                                         ===========    ===========    ===========    ===========
